                                                                      EXHIBIT 11


                           OPTICAL DATA SYSTEMS, INC.

                       COMPUTATIONS OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     For the Year Ended December 31,
                                                     -------------------------------
                                                        1996       1995       1994
                                                     --------    --------   --------
PRIMARY

Weighted average common shares outstanding             16,261      16,037     15,742

Net effect of dilutive stock options and warrants
based on the treasury stock method using average
market price                                              564         839        682
                                                     --------    --------   --------

Weighted average common and common
equivalent shares                                      16,825      16,876     16,424
                                                     --------    --------   --------
                                                     --------    --------   --------

Net income                                           $ 11,051    $ 13,678   $  8,562
                                                     --------    --------   --------
                                                     --------    --------   --------

Net income per common and common
equivalent share                                     $   0.66    $   0.81   $   0.52
                                                     --------    --------   --------
                                                     --------    --------   --------

FULLY DILUTED*

Weighted average common shares outstanding             16,261      16,037     15,742

Net effect of dilutive stock options and warrants
based on the treasury stock method using the
year-end market price if higher than the average
market price                                              564         844        900
                                                     --------    --------   --------

Weighted average common and common
Equivalent shares                                      16,825      16,881     16,642
                                                     --------    --------   --------
                                                     --------    --------   --------

Net income                                           $ 11,051    $ 13,678   $  8,562
                                                     --------    --------   --------
                                                     --------    --------   --------

Net income per common and common
equivalent share                                     $   0.66    $   0.81   $   0.52
                                                     --------    --------   --------
                                                     --------    --------   --------

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* Fully diluted earnings per share is not presented in the consolidated statements of income as the resulting dilution is less than 3% compared to primary earnings per share.